Exhibit 10.15

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) is entered into as of October 24, 2006 by and between Luz II, Inc., a Delaware corporation (the “Company”) and Los Angeles Advisory Services Incorporated, a California corporation (“LAAS”).

RECITALS

A. LAAS is a corporation which owns or controls certain proprietary technologies related to solar thermal energy generation, necessary for the business of the Company. LAAS also owns or controls certain other proprietary technologies involving use of solar rays in other applications.

B. The Company and LAAS recognize that, in order to provide the Company with an enhanced opportunity to raise additional capital, it is necessary and appropriate for LAAS to transfer the intellectual property to the Company, subject to the Company granting back to LAAS certain rights under certain circumstances as provided for in this Agreement.

AGREEMENT

In consideration of the receipt of stock of the Company received and certain compensation and royalties to be paid to LAAS by the Company, and the mutual promises contained herein, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Encumbrance” means any mortgage, pledge, security interest, lien, option, charge, claim, covenant, condition, restriction, encumbrance or any third-party claim of any kind or nature whatsoever.

(b) “Intellectual Property Rights” means all copyright rights, patent rights, trademark rights, trade secret rights, moral rights, rights of publicity, authors’ rights, contract and licensing rights, goodwill and all other intellectual property rights as may exist now and/or hereafter come into existence and all applications therefor and registrations, renewals and extensions thereof, regardless of whether such rights arise under the law of the United States or any other state, country or jurisdiction.

(c) “Technology” means all right, title and interest of LAAS in inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets relating to any existing or proposed businesses, products or research and development of the Company, including without limitation the items listed on Exhibit A, whether or not patentable, registrable under copyright, trademark or other laws or otherwise protectable under any Intellectual Property Right.

(d) “Unutilized Applications” means Unrelated Applications (defined below) of Technologies assigned to the Company hereunder that have not been commercialized, provided that no application of such technologies in connection with solar thermal energy production or storage shall be deemed to constitute an Unutilized Application.

(e) “Improvements” means any Inventions arising from the Technology following the Effective Date (as defined below).

(f) “commercialize” means, with respect to a Technology, incorporation of such Technology by a party into an energy production or storage facility.

(g) “Contract of Employment” means that certain Contract of Employment dated concurrently with this Agreement between Luz II Ltd. and Mr. Arnold J. Goldman.

2. Assignment. LAAS hereby assigns to the Company all right, title and interest in and to the Technology, including without limitation any and all Intellectual Property Rights included in, covering, or otherwise relating to the Technology, owned or controlled by LAAS.

3. Obligations and Rights of LAAS.

(a) Intellectual Property Rights. LAAS agrees to take all such actions and execute all such documents as requested by the Company, at the Company’s expense, in order to secure the Company’s rights in and to the Technology and any and all Intellectual Property Rights included in, covering, or otherwise relating to the Technology and to otherwise effect the intent of this Agreement, including without limitation (i) the disclosure to the Company of all pertinent information and data with respect thereto and (ii) the execution of all applications, specifications, oaths, assignments, recordations and other instruments and performance of all actions as the Company shall deem necessary or appropriate in order to apply for, obtain, maintain, enforce, and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Technology, and Intellectual Property Rights included in, covering, or otherwise relating to the Technology. LAAS further agrees that LAAS’ obligations under this Section 3(a), including without limitation to execute or cause to be executed, when it is in LAAS’ power to do so, any such instrument or papers, shall continue until the expiration of the last such Intellectual Property Right to expire in any country of the world. If the Company is unable for any reason to secure LAAS’ signature to apply for or to pursue any application or registration for any United States or foreign Intellectual Property Right included in, covering, or otherwise relating to the Technology assigned to the Company as above, then LAAS hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as LAAS’ agent and attorney in fact, to act for and in its behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by LAAS. LAAS hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, which LAAS now or hereafter has for infringement of any and all Intellectual Property Rights assigned to the Company, including without limitation all rights to sue for past infringement.

(b) Maintain Free and Clear. LAAS shall not attempt to license or grant any interest in or to the Technology, except as provided in Section 6 of this Agreement, or otherwise subject the Technology to any Encumbrance.

(c) Taxes. LAAS is solely responsible for, and will file, on a timely basis, all tax returns required to be filed with any federal, state, or local tax authority in connection with this Agreement. Further, LAAS is solely responsible for, and will make, any payments required to be made to any federal, state, or local tax authority in connection with this Agreement No part of the amounts paid to LAAS in connection with this Agreement will be subject to withholding by the Company for the payment of any social security, federal, state, or any other employee payroll taxes. LAAS shall indemnify and make whole the Company to the extent that the Company is required make any payments to any federal, state, or local tax authority in connection with this Agreement.

4. LAAS’ Representations and Warranties. LAAS represents and warrants that, as of the date hereof:

(a) Due Authorization. This Agreement constitutes the legal, valid and binding obligations of LAAS, enforceable in accordance with its terms.

(b) No Conflict. The execution and delivery by LAAS of this Agreement and the consummation of the transactions contemplated hereby will not (i) to the knowledge of LAAS, violate or conflict with any law, (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default), or (iii) create any Encumbrance under any contract or agreement to which LAAS is a party or by which LAAS or the Technology may be bound or affected. LAAS represents that the performance of all terms and conditions of this Agreement by LAAS has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by LAAS prior to this Agreement.

(c) Consents. No approval, authorization, consent or order or action of, or any filing with or notice to, any individual, entity, court, administrative agency or governmental authority, to the knowledge of LAAS, is required for the execution and delivery by LAAS of this Agreement and other documents or the consummation of the transactions contemplated hereby.

(d) Title and Ownership. LAAS is the sole owner of its right, title, and interest in and to the Technology, and has good, valid and marketable title to the Technology free and clear of all Encumbrances. LAAS has the right to transfer to Company its right, title and interest in and to the Technology.

(e) Organization; Qualification; Authority. LAAS is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is duly qualified to transact business and is in good standing under the laws of the State of California. The Execution, delivery and performance of this Agreement will be duly authorized by all necessary action on the part of LAAS.

(f) Litigation. There are no claims, actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of LAAS, threatened against LAAS or any other person or entity relating to the Technology or contesting the validity, ownership of, or right to use, sell, license or dispose of the Technology.

(g) Intellectual Property. LAAS have taken all action known to LAAS to be necessary to establish and preserve LAAS’s ownership with respect to the Technology. To the knowledge of LAAS, there is no use or infringement by others of any of the Technology, or any of LAAS’s Intellectual Property Rights pertaining thereto. The trade secrets description included within the Technology constitutes the trade secrets of LAAS that are known to LAAS to be presently valid and protectable, and are not part of the public knowledge or literature. No person or entity (including licensees, if any), other than LAAS, has any right of access known to LAAS, including without limitation pursuant to an escrow arrangement or otherwise, or has had access to, the trade secrets description included within the Technology. To the knowledge of LAAS , the Technology and the use thereof by the Company does not and will not violate or infringe any Intellectual Property Rights of any person or entity.

(h) Access to Information. LAAS has disclosed and delivered to the Company all books, records, files, documents and contracts of LAAS related to the Technology, including without limitation, all documentation related to Intellectual Property Rights registration or application, or any and all Encumbrances therein.

5. Confidentiality. After the Effective Date, the Company shall own the confidential information of and related to the Technology and LAAS shall hold such confidential information in strict confidence.

6. Limited Grantback License for Unutilized Applications.

(a) Unrelated Applications. LAAS has assigned to the Company pursuant to this Agreement, Intellectual Property Rights with respect to LAAS’ (i) Technologies related to solar thermal energy generation and storage, (ii) Technologies having useful applications in relation to solar thermal energy generation and storage, which also have other applications unrelated to solar thermal energy generation and storage, and (iii) Technologies not having applications related to solar thermal energy generation or storage, such as biodiesel and algae production. With respect to any applications of Technologies in clauses (i) and (ii) above related to solar thermal energy generation and storage, the provisions of this paragraph shall have no applicability, that is, all such applications shall be the sole and exclusive property of the Company. With respect to any applications of Technologies in clauses (ii) and (iii) above that are not related to solar thermal energy generation and storage, such Technologies shall be referred to herein as “Unrelated Applications”.

(b) Limited Grantback License. Upon the earlier of (i) five years from the date of this Agreement or (i) immediately following the termination of Arnold J. Goldman’s employment without Cause pursuant to the terms of the Contract of Employment (such date, the “Grantback Date”), LAAS shall have a royalty free, non-exclusive license to utilize the Technology for any Unutilized Applications. Following the Grantback Date, the Company shall be free to compete directly with LAAS regarding any Unrelated Applications that are deemed Unutilized Applications as of the Grantback Date, but shall not have the right to sublicense to third parties the rights to any Unrelated Applications except to the extent of manufacturing licenses where the licensee is manufacturing for the benefit of the Company are deemed Unutilized Applications as of the Grantback Date and which LAAS subsequently commercializes. Notwithstanding the foregoing, LAAS may present one or more proposals to the Company, at any time prior to or following the Grantback Date, for a joint venture involving LAAS’ management of a program to develop and commercialize one or more of Unutilized Applications, the ownership, funding and allocation of profits and losses of such proposed program to be negotiated by the parties on a case-by-case basis. In the event that LAAS and the Company discuss any such proposal prior to the Grantback Date, and the Company elects not to enter into any joint venture with LAAS, such decision by the Company does not accelerate any rights to the grantback license awarded in this section.

7. Royalties to LAAS. In addition to the stock of the Company received by LAAS, the Company shall pay to LAAS the royalties set forth in Sections 7(a) and 7(b) below, without offset, with respect to the technology and included Intellectual Property Rights assigned to the Company hereunder, subject to the provisions of Section 8 below.

(a) Initial Royalty. An initial royalty equal to $125,000, payable within three (3) business days of the Effective Date.

(b) Monthly Royalties. A monthly royalty of $22,000 payable during the 48 month period following the Effective Date of this Agreement (the “Monthly Royalty”).

(c) Characterization of Royalty Payments. Royalty payments payable pursuant to this Section 7 constitute payments for the property right of an inventor within the meaning of Title 35, United States Code, Section 154(a)(1).

8. Limited Stock Repurchase and Monthly Royalty Termination Right. LAAS acknowledges that the value of the technology assigned hereunder maybe potentially diminished in the event of the voluntary resignation without Good Reason or termination for Cause of Mr. Goldman under the Contract of Employment. Solely in such events, and without such event affecting any other obligation of the Company under this Agreement, LAAS grants an option to the Company to repurchase up to 40% of the shares of the Company’s Common Stock issued to LAAS (the “Repurchasable Shares”), at a purchase price of 35 cents per share, adjusted appropriately for any stock splits, reverse stock splits, and other dilutive or accretive stock transactions of the Company, for a period of 24 months following such resignation or termination (the “Repurchase Option”). The Repurchase Option shall be reduced by 1/36th of the Repurchasable Shares per month of employment of Mr. Goldman prior to such resignation or termination. Further, in the event of the voluntary resignation without Good Reason or termination for Cause of Mr. Goldman under the Contract of Employment, the Monthly Royalty payable under paragraph 7(a) above shall terminate six months following written notice to LAAS of either of such events. The payments made by the Company during such six month period shall, upon an exercise of the Repurchase Option in this paragraph, be applied as a credit against amounts to be paid to LAAS upon such exercise.

9. Effective Date. This Agreement shall become effective on the day (the “Effective Date”) when the Company receives funding of not less that $5 million from its sale of Series A Preferred Stock.

10. Dispute Resolution. The parties agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the validity, enforceability, construction, performance or breach hereof, shall be settled solely and exclusively by binding arbitration in the City and County of San Francisco, State of California, under the then-current rules of JAMS (the “Rules”) by a single arbitrator. The parties shall attempt to mutually select the arbitrator. In the event they are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the Rules. The decision and/or award rendered by the arbitrator shall be written, final and non-appealable and may be entered in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any party. The costs of any arbitration, including administrative fees and fees of the arbitrator, shall be shared equally by the parties, unless otherwise determined by the arbitrator. Each party shall bear the cost of its own attorney’s and expert fees; provided that the arbitrator may in their discretion award to the prevailing party the costs and expenses incurred by the prevailing party in connection with the arbitration proceeding. Notwithstanding the foregoing, and in addition to any other remedies to which the non-breaching party may be legally entitled, the non-breaching party may seek preliminary or other equitable relief in connection with any intellectual property rights relief from any court of competent jurisdiction.

11. General.

(a) Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without giving effect to any choice of law or conflict of law provisions or rule that would cause the application of the laws of any jurisdiction other than California.

(b) Counterparts. This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

(c) Waivers; Modification. No failure or delay (in whole or in part) by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy. No waiver or modification of any provision of this Agreement shall be effective unless in writing and signed by all parties. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision or of such provision on any other occasion.

(d) Severability. In the event any provision of this Agreement (or portion thereof, including any Exhibit hereto) is determined by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable, such provision shall be deemed to have been deleted from this Agreement, while the remainder of this Agreement shall remain in full force and effect according to its terms.

(e) Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all other agreements, written or oral, that the parties heretofore may have had with respect to the subject matter herein.

(f) Assignment. No party shall transfer, assign or delegate this Agreement or any rights or obligations hereunder, in whole or in part, whether voluntarily, by operation of law or otherwise, without the prior written consent of the other parties. Any purported transfer, assignment or delegation without such prior written consent will be null and void and of no force or effect. Notwithstanding the foregoing, the Company shall have the right to assign this Agreement to any successor to substantially all of its business or assets to which this Agreement relates, whether by merger, sale of assets, sale of stock, reorganization or otherwise. Subject to the foregoing, this Agreement inures to the benefits of successor and assigns of the Company, and is binding upon LAAS’ successors and assigns.

(g) Advice of Counsel. Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

(h) Notices and Payments. All notices or requests, including communications and statements which are required or permitted under the terms of this Agreement, shall be in writing, and all payments of royalties to LAAS, shall be delivered to the receiving party to its respective address set forth below (i) by personal delivery to the individual identified below, (ii) by registered mail (return receipt requested), (iii) by confirmed facsimile, or (iv) by a nationally recognized courier. Notices shall be deemed received upon receipt if personally delivered, upon signing for receipt of delivery if sent by registered mail or nationally recognized courier, or upon receipt of written confirmation of transmission if sent by facsimile. Any party may change its address set forth below by written notice to the other party hereto in accordance with the terms of this Section. If directed by LAAS from time to time, payments of royalties by the Company will be made by wire transfer as directed by LAAS without offset or other charge.

If to the Company:	Luz II, Inc.
4747 Research Forest Drive, Suite 180-305
The Woodlands, TX 77384
United States of America
Attn: Chief Executive Officer

If to LAAS:	Los Angeles Advisory Services
c/o Silverado Premium Properties LLC
855 Bordeaux Way #100
Napa, CA 94558

United States of America

Attn: David Freed

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

LUZ II, INC.

By:	/s/ John Woolard
Name:	John Woolard
Title:	President, CEO

LOS ANGELES ADVISORY SERVICES

By:	/s/ David Freed
Name:	David Freed
Title:	President

EXHIBIT A

Patents and Patent Applications

	Title	Application Number	Patent Publication/ File Date	Status	Assignments to LAAS from Investors
1	Low Emission Energy Source	10/760,915 PCT/YS2004 /001281	20 January 2004	In process	Yes
2	Doubling Peak Power Production in Solar Electric Generating Systems	60/575,301	28 May 2004	Abandoned	N/A
3	Hybrid Generation with Alternative Fuel Sources	11/140,229	27 May 2005	Abandoned	N/A
4	Enabling the Incorporation of Combined Cycle (CC) Power Generation in Solar Electric Generation Systems (SEGS) whilst meeting the US-Federal Energy Regulatory Commission (FERC) Regulation	60/575,300	28 May 2004	Abandoned	N/A
5	Co-Generation of (Solar) Electricity and (Solar) Fuel(s)	60/575,225	28 May 2004	Abandoned	N/A
6	Innovative Solar Collector-Optimized Utilization of Sunlight Spectrum	60/575,641	28 May 2004	Abandoned	N/A
7	Mobile Power Network	60/581,209	18 June 2004	Abandoned	N/A
8	Innovative Solar Collector-Optimized Utilization of Sunlight	60/584,653	01 July 2004	Abandoned	N/A
9	Co-Generational Energy Production Plant	60/668,291	05 April 2005	Abandoned	N/A
10	Hybrid Generation with Alternative Fuel Sources	11/142,848	31 May 2005	In process	Yes
11	Hybrid Generation with Alternative Fuel Sources	11/153,246	14 June 2005	In process	Yes
12	Co-Generational Energy Production Plant	60/744,358	6 April 2006	In process	Yes
13	Co-Generational Production of Power and Bio-Fine Chemicals	60/821,074	1 August 2006	In process	Yes
14	High-Temperature Pipeline	60/779,983	7 March 2006	In process	Yes
15	Solar Power Cluster	60/747,087	11 May 2006	In process	Yes
16	A Method of Solar Tracking	60/747,390	16 May 2006	In process	Yes
17	Doubling Peak Power Production in Solar Electric Generating Systems	60/611,825	24 September 2004	Abandoned	N/A
18	Enabling the Incorporation of Combined Cycle (CC) Power Generation in Solar Electric Generation Systems (SEGS) Through the Inclusion of Bio-Mass whilst meeting the US-Federal Energy Regulatory Commission (FERC) Regulation	60/575,759	28 May 2004	Abandoned	N/A
19	The Mobile Power Network (MPN) & the Electro-Environmental Engine	60/441,088	21 January 2003	Abandoned	N/A
20	Dispersed Combined Cycle Solar-to-Thermal Power	60/826,071	18 September 2006	In process	Yes